Exhibit 99.1

Ovid Therapeutics Announces Pricing of $32.5 Million of Securities in Concurrent Public Offerings of Common Stock and Preferred Stock

NEW YORK, Oct. 4, 2019 (GLOBE NEWSWIRE) — Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of patients with rare neurological diseases, today announced the pricing of two concurrent but separate underwritten public offerings (together, the “Offerings”) of (i) 9,000,000 shares of its common stock and (ii) 4,000 shares of its non-voting Series A Convertible Preferred Stock (the “Series A preferred stock”). The public offering price of each share of common stock is $2.50 and the public offering price of each share of Series A preferred stock is $2,500 (each share of Series A preferred stock is convertible into 1,000 shares of common stock). In addition, Ovid Therapeutics has granted the underwriters a 30-day option to purchase additional shares of common stock of up to 15% of the aggregate number of shares offered in the common stock offering. The Offerings are expected to close on October 8, 2019, subject to customary closing conditions.

As described above, each share of Series A preferred stock is convertible into 1,000 shares of common stock, provided that conversion will be prohibited, subject to certain exceptions, if, as a result, the holder and its affiliates would beneficially own more than, at the written election of the holder, either 9.99% or 14.99% of the total number of shares of our common stock then issued and outstanding. In addition, upon written notice to Ovid Therapeutics, the holders may elect to increase or decrease such percentage limitation to any other number less than or equal to 19.99%.

Cowen and William Blair are acting as joint book-running managers for the Offerings. JMP Securities and Ladenburg Thalmann are acting as co-managers for the Offerings.

Ovid Therapeutics expects to receive combined gross proceeds of $32.5 million from the Offerings, before deducting underwriting discounts and offering expenses. Ovid Therapeutics intends to use the net proceeds from the Offerings primarily to advance the clinical development of its OV101 and OV935 programs and the remainder of the net proceeds for working capital and general corporate purposes.

The securities described above are being offered by Ovid Therapeutics pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) dated June 19, 2018. A preliminary prospectus supplement relating to each of the Offerings has been, and a final prospectus supplement related to each of the Offerings will be, filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the preliminary and final prospectus supplements relating to the Offerings may be obtained, when available, by contacting Cowen at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, Attention: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or William Blair at 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, by telephone at 800-621-0687 or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ovid Therapeutics Inc.

Ovid Therapeutics Inc. is a New York-based biopharmaceutical company using its BoldMedicine® approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. Ovid’s most advanced investigational medicine, OV101 (gaboxadol), is currently in clinical development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid is also developing OV935 (soticlestat) in collaboration with Takeda Pharmaceutical Company Limited for the potential treatment of rare developmental and epileptic encephalopathies (DEE).

Forward-Looking Information is Subject to Risk and Uncertainty

Investors are cautioned that statements in this press release, including regarding expectations as to the size, completion, timing and use of proceeds relating to the proposed Offerings, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. Words such as “may,” “intend,” “will,” “potential,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ovid’s current expectations. Ovid’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to market conditions and the satisfaction of customary closing conditions related to the proposed Offerings. These and other risks facing Ovid can be found under the heading “Risk Factors” in Ovid’s periodic reports, including its quarterly report on Form 10-Q for the quarter ended June 30, 2019 and other filings with the SEC. There can be no assurance that Ovid will be able to complete the proposed Offerings. Ovid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts

Investors and Media:

Ovid Therapeutics Inc.

Investor Relations & Public Relations

irpr@ovidrx.com

Or

Investors:

Steve Klass

Burns McClellan, Inc.

sklass@burnsmc.com

(212) 213-0006

Media:

Katie Engleman

1AB

katie@1abmedia.com

(919) 333-7722